UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)         December 12, 2006

TC PipeLines, LP

(Exact name of registrant as specified in its charter)

Delaware	000-26091	52-2135448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 Turnpike Road, Suite 203
Westborough, Massachusetts	01581
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(508) 871-7046

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

$410 Million Unsecured Credit Agreement

On December 12, 2006, TC PipeLines, LP (the “Partnership”) entered into an unsecured credit agreement for a $410 million credit facility (the “Credit Facility”) with SunTrust Bank, as administrative agent, arranger and a lender, UBS Securities LLC and Royal Bank of Canada, as co-documentation agents, BMO Capital Markets Financing Inc. and The Royal Bank of Scotland, plc, as co-syndication agents and lenders, Deutsche Bank AG New York Branch and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as managing agents and lenders, and UBS Loan Finance LLC, Royal Bank of Canada, Citicorp North America, Inc., Mizuho Corporate Bank, Ltd., BNP Paribas, Wells Fargo Bank N.A., Bank Hapoalim B.M. and Bank of Communications Co., Ltd., New York Branch, as lenders.  The Credit Facility includes a $380 million term loan facility and a $30 million revolving loan facility.

On December 12, 2006, the Partnership borrowed $280 million in term loans and $17 million in revolving loans under the Credit Facility.  The remaining $100 million term loan commitment must be used within six months of the closing of the Credit Facility and may only be used to finance the previously announced acquisition of additional general partnership interests in Tuscarora Gas Transmission Company.  The Credit Facility has a term of five years and all amounts outstanding under the Credit Facility will be due and payable on December 12, 2011, subject to two one-year extensions at the option of the Partnership and with the approval of a majority of the lenders.

Borrowings under the Credit Facility will bear interest based, at the Partnership’s election, on the London interbank offered rate (“LIBOR”) or the prime rate plus, in either case, an applicable margin.  The base rate will equal the higher of SunTrust’s prime rate or 0.5% above the federal funds rate.  The applicable margin is based on the Partnership’s leverage ratio.  The applicable margin ranges between 0.21% and 0.575% for LIBOR revolving loans, between 0.375% and 0.85% for LIBOR term loans and between 0% and 0.25% for base rate loans.

The Credit Facility includes usual and customary covenants for credit facilities of this type, including covenants limiting subsidiary debt, investments, dividends, transactions with affiliates, liens, mergers, asset sales and material changes in the business of the Partnership or its subsidiaries.  The credit agreement also requires the Partnership to maintain a leverage ratio of not more than 4.75 to 1.00 at the end of any fiscal quarter and an interest coverage ratio of not less than 3.00 to 1.00 at the end of any fiscal quarter.  The permitted leverage ratio will increase to 5.50 to 1.00 for the first three full fiscal reporting periods during any 12-month period immediately following the consummation of specified material acquisitions.

In the event of a default by the Partnership under the Credit Facility, including cross-defaults relating to specified other debt of the Partnership or its significant subsidiaries in excess of $15 million, the lenders may declare the amounts outstanding, including all accrued interest and unpaid fees, payable immediately.  In addition, the lenders may enforce any all rights and remedies created under the Credit Facility or applicable law.  For events of default relating to insolvency, bankruptcy or receivership, the amounts outstanding become payable immediately.

Repayment and Termination of JPMorgan and Citibank Credit Agreements

On December 12, 2006, the Partnership repaid in full and terminated its commitments under its credit agreement with JPMorgan Chase Bank, National Association, and its credit agreement with Citigroup Global Markets Inc. and UBS Loan Finance LLC (“UBS”), as joint lead arrangers and joint book managers, Citicorp North America, Inc., as administrative agent and a lender, UBS, as syndication agent and a lender, Mizuho Corporate Bank, Ltd. and Bank of Tokyo-Mitsubishi UFJ., as co-documentation agents and lenders, and SunTrust Bank, as a lender.

The agents and certain lenders under the credit facilities described above and their affiliates have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking and other advisory services to the Partnership.  These parties have received, and may in the future receive, customary compensation from the Partnership for such services.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 with respect to the $410 million credit agreement dated as of December 12, 2006 is hereby incorporated by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)                                 Exhibits.

10.1                           Revolving Credit and Term Loan Agreement dated December 12, 2006 among TC PipeLines, LP, SunTrust Bank, and other parties named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TC PipeLines, LP
by: TC PipeLines GP, Inc.,
its general partner

	By:	/s/ Amy W. Leong
Amy W. Leong
Controller

Dated: December 12, 2006

Exhibit No.	Description

10.1	Revolving Credit and Term Loan Agreement dated December 12, 2006 among TC PipeLines, LP, SunTrust Bank, and other parties named therein.